Exhibit 99.1

Press Release

Nano-Proprietary, Inc. Completes Private Placement
Monday October 6, 10:55 am ET

AUSTIN, Texas, Oct. 6 /PRNewswire-FirstCall/ -- Nano-Proprietary, Inc. (OTC Bulletin Board: NNPP - News) today announced that it completed a private placement in which it will issue a total of 1,335,295 shares of its common stock in exchange for gross proceeds of $2,270,000. The Company will receive approximately $2,210,000 net of expenses.

The offering was priced at $1.70 per share on September 24, 2003 when the Company's common stock closed at $1.80 per share. As of September 30, 2003, the Company had received gross proceeds of $1,000,000 and issued 588,236 shares of its common stock. The balance of the private placement was completed in October.

Upon final receipt of all funds from the escrow agent, the Company's cash balance will be approximately $4 million (with no debt), which when combined with expected revenue sources will enable it to operate through the end of 2004 and beyond without the need for any additional equity funding.

"Our main goal with this financing was to strengthen our balance sheet and remove some of the perceived uncertainty related to our financial condition," said Marc Eller, CEO of Nano-Proprietary, Inc. "This will be a significant consideration at the time of our year-end audit when our auditors are determining if they can remove the going concern qualification from their audit opinion," continued Mr. Eller.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Nano- Proprietary's annual report on Form 10-KSB for the fiscal year ended December 31, 2002, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Nano-Proprietary's web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Nano-Proprietary, Inc. is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech, Inc. is a premier research and development organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes. Electronic Billboard Technology, Inc. (EBT) is geared toward its technology related to electronic digitized sign technology. Nano-Proprietary's website is www.nano-proprietary.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Doug Baker	Patti D. Hill
Chief Financial Officer	Blabbermouth Public Relations
Nano-Proprietary, Inc.	512-528-0201
248-391-0612, dbakerameritech.net	pattiblabbermouthpr.com